Exhibit 5.1

March 9, 2026

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Ladies and Gentlemen:

We have acted as counsel to Essential Utilities, Inc., a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 5.125% Senior Notes due 2036 (the “Notes”) pursuant to the terms of an Underwriting Agreement, dated as of March 5, 2026 (the “Underwriting Agreement”), among the Company and PNC Capital Markets LLC, RBC Capital Markets, LLC and Barclays Capital Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement. The Notes were issued under and pursuant to the Indenture, dated as of April 23, 2019 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 23, 2019 (the “First Supplemental Indenture”), between the Company and the Trustee, and the Tenth Supplemental Indenture dated as of March 9, 2026 (the “Tenth Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (1) the registration statement on Form S-3 (File No. 333-277563) (the “Registration Statement”) which became effective upon filing, on March 1, 2024, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the exhibits thereto; (2) the prospectus dated March 1, 2024 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated March 5, 2026 (the “Prospectus Supplement”) relating to the Notes, both such Base Prospectus and Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the corporate proceedings of the Company with respect to the Notes; and (5) such other documents, certificates, records and other instruments as we have deemed necessary or appropriate for purposes of the opinion set forth herein (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Essential Utilities, Inc.

March 9, 2026

In such examination, we have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes are legally issued, valid, and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

In rendering the foregoing opinion, we have assumed that the certificate representing the Notes conform to the specimen examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) Section 1.10 of the Base Indenture, (B) Section 2.6 of the First Supplemental Indenture and (C) Section 9.04 of the Tenth Supplemental Indenture, in each case, relating to the separability of provisions of the Indenture.

This opinion is limited to the laws of the State of New York and the Commonwealth of Pennsylvania and the federal laws of the United States insofar as they bear on matters covered hereby.

We hereby consent to the reference to us under the heading “Legal Matters” in each of the Prospectus Supplement and the Base Prospectus, to the references to us in the Registration Statement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP